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                                                                    EXHIBIT 10.9

                                REAL ESTATE LEASE

This Lease Agreement (this "Lease") is made effective as of September 1, 2004, by and between Robert H. "Bunny" Adcock, Jr. Blind Trust Agreement dtd 6/4/03, Matt Barnhardt Trustee, ("Landlord"), and First State Bank, ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant Office building (the "Premises") located at 715 Chestnut, Conway, Arkansas 72032.

TERM. The lease term will begin on September 1, 2004 and will terminate on August 30, 2006.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord a lease payment for the Holdover Period based on the terms of the following Lease Payments paragraph. Such holdover shall constitute a month-to-month extension of this Lease.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly payments of $ 1,200.00 per month, payable in advance on the first day of each month, for a total annual lease payment of $ 14,400.00. Lease payments shall be made to the Landlord at 1321 Oak Street, Conway, Arkansas 72032, as may be changed from time to time by Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

USE OF PREMISES. Tenant may use the Premises only. The premises may be used for banking purposes. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or

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workers. As provided by law, in the case of an emergency, Landlord may enter the
Premises without Tenant's consent.

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services in connection with the Premises.

PROPERTY INSURANCE. Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

INDEMNITY REGARDING USE OF PREMISES. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's use or misuse of the Premises.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

     Real Estate Taxes. Landlord shall pay all real estate taxes and assessments for the Premises.

DEFAULTS. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 30 days (or any other obligation within 30 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent".

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

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LANDLORD:

Name: Robert H. "Bunny" Adcock, Jr. Blind Trust Agreement dtd 6/4/03, Matt Barnhardt Trustee
Address: 1321 Oak
         Conway, Arkansas
         72032

TENANT:

Name:    First State Bank
Address: P.O. Box 966
         Conway, Arkansas
         72033

Such addresses may be changed from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Arkansas.

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LANDLORD:

Robert H. "Bunny" Adcock, Jr. Blind Trust Agreement dtd 6/4/03, Matt Barnhardt Trustee


/s/ Matt Barnhardt Trustee
-------------------------------------
Robert H. "Bunny" Adcock, Jr. Blind Trust Agreement Dtd 6/4/03, Matt Barnhardt Trustee


TENANT:

First State Bank


/s/ Illegible
-------------------------------------
First State Bank
President & CEO